Exhibit 21
to
Form 10-K
of
Protective Life Insurance Company
for
Fiscal Year
Ended December 31, 2020
Principal Subsidiaries of the Registrant

Subsidiary	Jurisdiction
West Coast Life Insurance Company	Nebraska
MONY Life Insurance Company	New York
Protective Life and Annuity Insurance Company	Alabama
Protective Property & Casualty Insurance Company	Missouri
Golden Gate Captive Insurance Company	Vermont
New World Re	Nevada
United States Warranty Corp.	Florida
New World Warranty Corp.	Florida
Western General Warranty Corporation	Florida
First Protection Corporation of Florida	Florida
The Advantage Warranty Corporation	Florida